SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                   -------------------------------------------


                                    FORM 8-K


                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                                 Date of Report
                       (Date of earliest event reported):

                                December 14, 1999

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                             THERMOLASE CORPORATION
             (Exact name of Registrant as specified in its charter)


Delaware                        1-13104                          06-1360302
(State or other               (Commission                   (I.R.S. Employer
jurisdiction of               File Number)               Identification Number)
incorporation or
organization)


2055-C Luna Road
Carrollton, Texas                                                   75006
(Address of principal executive offices)                         (Zip Code)


                                (781) 622-1000
                         (Registrant's telephone number
                              including area code)



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      This Form 8-K contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth under the heading "Forward-looking Statements" in Exhibit 13 to ThermoLase Corporation's Annual Report on Form 10-K for the year ended October 3, 1998. These include risks and uncertainties relating to: recent operating
losses  of  the  Registrant;   difficulty  in  retaining  qualified  management;
potential  for  customer   claims  and  insurance;   need  to  comply  with  FDA
regulations; compliance with state and foreign regulations; intense competition; and the potential impact of the year 2000 on processing date-sensitive information.

Item 5.     Other Events

      On December 17, 1999, the Registrant issued a press release stating that it has entered into a definitive agreement and plan of merger with its ultimate parent corporation, Thermo Electron Corporation ("Thermo Electron"), under which Thermo Electron would acquire all of the outstanding common stock, $.01 par value per share (the "Common Stock"), held by the stockholders of the Registrant other than Thermo Electron and its affiliates in exchange for shares of Thermo Electron's common stock (the "TMO Common Stock"). The Registrant's board of directors approved the merger agreement based on a recommendation of its special committee, which was charged with representing the interests of the Registrant's public shareholders.

      Under the agreement, the number of shares of TMO Common Stock to be issued to the Registrant's public shareholders will be determined at the completion of the merger (the "effective date"), as described below.

      o If the average closing price of TMO Common Stock is between $11.925 and $17.887 for the 20 trading days prior to the effective date of the merger, a preliminary exchange ratio of 0.158 shares of TMO Common Stock for each share of Common Stock would be adjusted on the effective date by multiplying the 0.158 by a fraction of which the numerator would be $14.906 (the average per-share closing price of TMO Common Stock for the 20 trading days ended December 13, 1999), and of which the denominator would be the average per-share closing price of TMO Common Stock for the 20 trading days ending on the day before the effective date.

      o If the average closing price of TMO Common Stock for the 20 trading days prior to the effective date is below $11.925, the exchange ratio would be fixed at 0.198 shares of TMO Common Stock per share of Common Stock.

      o If the average closing price of TMO Common Stock for the 20 trading days prior to the effective date is above $17.887, the exchange ratio would be fixed at 0.132 shares of TMO Common Stock per share of Common Stock.

     In addition, under the agreement, units of the Registrant (currently consisting of one share of Common Stock coupled with the right to have the Registrant redeem that share for $20.25 in April 2001) would be modified so that, following the merger, each unit would consist of a fractional share of TMO Common Stock, (in an amount determined using the exchange ratio), which would be redeemable in April 2001 for $20.25. The cash value of the redemption right would remain constant before and after the merger.

      Any shares of TMO Common Stock issued pursuant to the merger agreement would be offered only by means of a prospectus.

       The Registrant expects that the necessary filings with the Securities and Exchange Commission (the "SEC") will be made shortly, and that proxy materials for a special meeting will be mailed to stockholders of the Registrant promptly after completion of SEC review. The completion of this transaction is subject to certain customary conditions, including completion of review by the SEC of the registration statement regarding the proposed transaction. A copy of the merger agreement is filed as an exhibit hereto. Thermo Electron, which owns approximately 13.91% of the Common Stock, and ThermoTrex Corporation, which owns approximately 71.06% of the Common Stock, intend to vote all of their shares of Common Stock in favor of approval of the merger agreement and, therefore, stockholder approval is assured. The transaction is expected to close during the second calendar quarter of 2000. Following the merger, the shares of Common Stock would cease to be publicly traded.

Item 7.     Financial Statements, Pro Forma Financial Information and Exhibits

      (a)    Financial Statements of Business Acquired: not applicable.

      (b)   Pro Forma Financial Information: not applicable.

      (c)   Exhibits:

                   2.1  Agreement  and Plan of Merger  dated as of December  14,
            1999  by  and  among   Thermo   Electron   Corporation,   ThermoLase
            Acquisition Corporation and ThermoLase Corporation.

                                    SIGNATURE



      Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, on this 17th day of December, 1999.



                                   THERMOLASE CORPORATION


                                   By:  /s/ Theo Melas-Kyriazi
                                        ---------------------------------
                                        Theo Melas-Kyriazi
                                        Chief Financial Officer